Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in these Registration Statements on Form S-8 (File Nos. 333- 275914 and 333-262674) of Ponce Financial Group, Inc., of our report dated March 13, 2025, with respect to the consolidated financial statements of Ponce Financial Group, Inc. and the effectiveness of internal control over financial reporting, included in this Annual Report on Form 10-K for the year ended December 31, 2024.

/s/ Forvis Mazars, LLP

New York, New York March 13, 2025